Exhibit 99.1

Alzheimer’s Patients Treated with INmune Bio’s XPro™ Show Reduction in CSF Phospho-Tau and Evidence of Remyelination

XPro™ treatment shows statistically significant decrease in Phospho Tau 217 (pT271) and pT181, and an improvement in an imaging biomarker of myelination.

Company to present additional phase 1b data during webinar on Sept 7th, 2021 at 4:30 pm EST.

Boca Raton, FL, Sept. 01, 2021 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the, “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announced that XPro™ (pegipanermin), the Company’s selective DN-TNF inhibitor candidate for the treatment of Alzheimer’s disease (AD), treatment resistant depression, and other neurological diseases where neuroinflammation is implicated, has been found to decrease multiple species of Phospho Tau (pTau) and improve neuroimaging biomarkers of myelination in patients with AD.

These biomarker data are from the analysis of the Company’s recently concluded Phase 1 study of XPro™ in Alzheimer’s patients. AD patients treated with 1.0 mg/kg of XPro™ once a week for three months had a 46% reduction is CSF pT217 (p<0.0001) and a lesser reduction in pT181 (p<0.01). While pT181 is recognized as the standard CSF biomarker of AD, recent studies suggest that pT217 has higher discriminative accuracy for AD and a stronger correlation with amyloidosis and cognitive decline.

“CSF pT217 appears to be the more sensitive tau biomarker of neurodegeneration in patients with AD, and our data show that controlling neuroinflammation decreases pT217,” said CJ Barnum, PhD, Head of Neurosciences for INmune Bio. “Tau pathology has been associated with decreased white matter integrity in AD and we believe these data are consistent with our biomarkers for the measurement of white matter pathology in patients with AD. White matter pathology starts early, the changes are measurable, and appear to be reversed following treatment with XProTM.”

The Company also reported improvement in white matter MRI metrics, including a 16% improvement in radial diffusivity, a biomarker of remyelination. These data add to previously reported improvements in apparent fiber density (axonal integrity), and free water (neuroinflammation). In each metric, improvements continued throughout the 12-month extension trial (the last time point assessed).

“The data from this Phase I trial show that XPro™ decreases biomarkers of neuroinflammation and nerve cell death while improving biomarkers of neurorepair in patients with AD,” stated RJ Tesi, M.D., Chief Executive Officer of INmune Bio. “Now we can add improvements in neuroimaging biomarkers of remyelination to the beneficial effects of XProTM in these patients. In our upcoming Phase 2 trial, we hope to demonstrate that when XProTM decreases neuroinflammation and neurodegeneration, improves axonal quality and promotes remyelination, there will be a measurable benefit on the patient’s cognitive function.”

The Company plans to start enrolling a blinded, randomized Phase 2 trial in patients with mild AD by the end of 2021. The six-month trial will enroll 200 patients at centers across North America and Australia. Patients will receive 1mg/kg of XProTM weekly by subcutaneous injection. The primary endpoint is EMACC (Early AD/Mild Cognitive Impairment Alzheimer's Cognitive Composite), a sensitive measure of cognitive function.

INmune Bio management will host an investor webinar to review these findings and additional phase 1b data in greater detail. Details of the webinar can be found below:

Investor Webinar Details

Date: September 7, 2021
Time: 4:30 pm ET
Registration Link: (Click Here) or: https://us06web.zoom.us/webinar/register/WN_IlMwrkPGRa63319QM91YFg

About Xpro™ (pegipanermin)

Xpro™ (formerly Xpro1595) is a next-generation inhibitor of tumor necrosis factor (TNF) that uses a dominant-negative TNF technology that is very different from approved TNF inhibitors that block the effects of both soluble and trans-membrane TNF. Xpro™ neutralizes soluble TNF, without affecting trans-membrane TNF or TNF receptors. Xpro™ could have substantial beneficial effects in patients with Alzheimer’s and other neurodegenerative diseases by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s and Treatment Resistant Depression (Xpro™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation with components of the innate immune system. To learn more, please visit www.inmunebio.com.

Information about Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, Quellor™, Xpro™, LIVNate™, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
Chuck Padala
LifeSci Advisors
(646) 627-8390
chuck@lifesciadvisors.com